Exhibit 99.5

TELEPHONE AND DATA SYSTEMS, INC.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

	Three Months Ended
	March 31,
(Dollars in thousands)	2010	2009
EARNINGS:
Income before income taxes	$100,192	$137,206
Add (deduct):
Equity in earnings of unconsolidated entities	(24,903)	(25,337)
Distributions from unconsolidated entities	7,243	6,029
Amortization of capitalized interest	208	107
Income attributable to noncontrolling interests in subsidiaries that do not have fixed charges	(5,476)	(5,832)
	77,264	112,173
Add fixed charges:
Consolidated interest expense (1)	28,958	30,510
Interest portion (1/3) of consolidated rent expense	12,482	12,636
	$118,704	$155,319

FIXED CHARGES:
Consolidated interest expense (1)	$28,958	$30,510
Capitalized interest	923	585
Interest portion (1/3) of consolidated rent expense	12,482	12,636
	$42,363	$43,731

RATIO OF EARNINGS TO FIXED CHARGES	2.80	3.55

Tax-effected preferred dividends	$20	$19
Fixed charges	42,363	43,731
Fixed charges and preferred dividends	$42,383	$43,750

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2.80	3.55

(1)   Interest expense on income tax contingencies is not included in fixed charges.